Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VALUECLICK, INC.

ValueClick, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of ValueClick, Inc. was filed with the Secretary of State of the State of Delaware on October 9, 1998.

SECOND: The Amended and Restated Certificate of Incorporation of ValueClick, Inc. was filed with the Secretary of State of the State of Delaware on October 8, 1999.

THIRD: The Certificate of Amendment to the Amended and Restated Certificate of Incorporation of ValueClick, Inc. was filed with the Secretary of State of the State of Delaware on March 29, 2000.

FOURTH: The Second Amended and Restated Certificate of Incorporation of ValueClick, Inc., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation, and the Amended and Restated Certificate of Incorporation shall be amended and restated in full to read as set forth as Exhibit A.

FIFTH: The Second Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation this 23rd day of May, 2002 and certifies under penalties of perjury that the Second Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the statements herein are true.

By:	/s/ Scott P. Barlow
Scott P. Barlow, Secretary

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VALUECLICK, INC.

ARTICLE I

The name of this Corporation is ValueClick, Inc.

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. This Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

This Corporation is to have perpetual existence.

ARTICLE V

A. This Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that this Corporation shall have authority to issue is 520,000,000. The total number of shares of Common Stock that this Corporation shall have authority to issue is 500,000,000. The total number of shares of Preferred Stock that this Corporation shall have authority to issue is 20,000,000. The Common Stock shall have a par value of $.001 per share, and the Preferred Stock shall have a par value of $.001 per share.

B. The Board of Directors of the Corporation may issue Preferred Stock from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to adopt a resolution or resolutions from time to time, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of any wholly unissued class of Preferred Stock, or any wholly unissued series of any such class, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of share of any series subsequent to the issuance of share of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of share of such series.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of this Corporation is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation.

ARTICLE VII

The number of directors which shall constitute the whole Board of Directors of this Corporation shall be specified in the Bylaws of this Corporation, subject to Article VI and this Article VII.

ARTICLE VIII

A director of this Corporation shall not be personally liable to the this Corporation or its stockholder for monetary damages for breach of fiduciary duty as director, except for liability (a) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Neither the amendment or repeal of this Article VIII nor the adoption of any provision of the Certificate of Incorporation or the Bylaws or any statute inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII with respect to any act or omission occurring, or any cause of action, suit or claim that but for this Article VIII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other person whomsoever by or pursuant to this Certificate of Incorporation in its present form or as hereafter are granted, subject to the rights reserved in this Article IX.

ARTICLE X

Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.